16
                      DATED August 12, 1994





               (1) ML MEDIA OPPORTUNITY PARTNERS LP


               (2) ALP ENTERPRISES INC


               (3) PETER CLARK


               (4) CHRISTOPHER TURNER


               (5) EUROPEAN MEDIA PARTNERS LIMITED



















                      SHARE SALE AGREEMENT








                           Denton Hall
                       Five Chancery Lane
                         Clifford's Inn
                        London   EC4A 1BU




THIS AGREEMENT is made on                    August 12, 1994

BETWEEN:

(1) ML MEDIA OPPORTUNITY PARTNERS LP ("the Vendor") a limited partnership having its principal office at 350 Park
     Avenue, New York, New York 10022, United States of
     America.

(2)  ALP ENTERPRISES INC ("ALP") a company registered in
     California and having its principal office at 9220 Sunset
     Boulevard, Suite 220, Los Angeles, California 90069.

(3)  PETER CLARK of Woodstock, Farm Lane, Purley, Surrey ("Mr
     Clark") and CHRISTOPHER TURNER of Broom Lea Cottage,
     Albury Heath, Surrey GU5 9DD ("Mr Turner") as partners in a partnership known as the Clarendon Partnership.

(4) EUROPEAN MEDIA PARTNERS LIMITED ("the Company") a company registered in England and Wales under number 1762921 whose registered office is at 25a Foubert's Place, London
     W1V 1HE

ALP, Mr Clark and Mr Turner are hereinafter jointly referred to as the Purchasers. Mr Clark and Mr Turner are hereinafter jointly referred to as the "Clarendon Partners".

WHEREAS:

(A) In 1993 it became apparent to the Directors of the Company that the funding requirements of the Company and its subsidiaries had been underestimated and that in order for the Company to survive and have any chance of growing, additional capital was required for the Company. In addition, ALP, the major funding shareholder, was not prepared to invest further sums which would disproportionately benefit the Vendor as a passive shareholder.

(B) Accordingly, after discussions it was agreed that as at 31st December 1993 the only asset of the Company and its subsidiaries of any potential substantial value was its investment in shares in Teletext (as hereinafter defined) which held the public Teletext License. It was therefore agreed that arrangements would be put in place to preserve the Vendor's position in that investment, whilst removing them from the other activities of the Company and thus allowing ALP to provide further funds and guarantees as appropriate for the development of the business of the Company.

(C)  The Vendor is currently the beneficial owner of the Sale
     Shares (as hereinafter defined). As part of these arrangements the Vendor has agreed to sell and the Purchasers have respectively agreed to buy the Sale Shares on the terms and conditions hereinafter contained

NOW IT IS HEREBY AGREED as follows:

1.   Interpretation

1.1 In this Agreement, the following expressions shall have the meanings set out below unless otherwise specifically provided or unless there be something in the subject matter or context inconsistent therewith:

     "Accounts Date": 31st December 1993;

     "the ALP Sale Shares": 71 ordinary shares of 10p each in the capital of the Company presently registered in the name of the Vendor;

     "the Clarendon Sale Shares": 79 ordinary shares of 10p each in the capital of the Company presently registered in the name of the Vendor;

     "Completion": the completion of the sale and purchase of the Sale Shares hereunder;

   "Delta": Delta Ventures Limited, a company registered in England and Wales under number 2772983;

     "MVT": MV Technology Limited, a company registered in England and Wales under no. 2842948;
   "the Sale Shares": the ALP Sale Shares and the Clarendon
     Sale Shares;
     "Teletext": Teletext Holdings Limited, a company registered in England and Wales under number 2645083 having its registered office at 101 Farm Lane, London SW6;

1.2 Words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof.
1.3 Clause and paragraph headings are inserted for ease of reference only and shall not affect construction.
1.4 References to recitals, clauses, sub-clauses, paragraphs and schedules are to the recitals, clauses, sub-clauses, paragraphs and the schedules of or to this Agreement.
2.   Sale and Purchase
2.1 The Vendor as beneficial owner shall sell and ALP shall buy with effect from Completion the ALP Sale Shares together with any dividends, distributions and rights declared, paid, created or arising after the date hereof free from all claims, charges, liens, encumbrances, options, rights of pre-emption or equities.
2.2 The Vendor as beneficial owner shall sell and the Clarendon Partners shall buy with effect from Completion the Clarendon Sale Shares together with any dividends, distributions and rights declared, paid, created or arising after the date hereof free from all claims, charges, liens, encumbrances, options, rights of pre-emption or equities.
2.3 The Purchasers shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously in accordance with this Agreement.
3.   Consideration
3.1 The consideration for the sale and purchase of the ALP Sale Shares shall be the payment by ALP to the Vendor of the sum of L7.10p payable in cash on Completion.
3.2 The consideration for the sale and purchase of the Clarendon Sale Shares shall be the payment by the Clarendon Partners to the Vendor of the sum of L7.90 payable in cash on Completion.
4.   Completion
4.1 Completion shall take place immediately after signature of this Agreement at such place as may be agreed between the Vendor and the Purchasers.
4.2  At Completion the Vendor shall deliver to ALP:
     (a) transfers in respect of the ALP Sale Shares duly executed by the Vendor thereof in favor of ALP or its nominee; and

     (b) a certificate for the ALP Sale Shares and any other documents which may be required to give good title to the ALP Sale Shares and to enable ALP to procure registration of the same in its name.

4.3 Subject to the Vendor complying with its obligations under Clause 4.2 ALP shall pay to the Vendor at Completion the consideration specified in clause 3.1.
4.4  At Completion the Vendor shall deliver to the Clarendon
     Partners:
     (a) transfers in respect of the Clarendon Sale Shares duly executed by the Vendor thereof in favor of the Clarendon Partners or their nominee; and
     (b) a certificate for the Clarendon Sale Shares and any other documents which may be required to give good title to the Clarendon Sale Shares and to enable Clarendon to procure registration of the same in its name.
4.5 Subject to the Vendor complying with its obligations under Clause 4.4 the Clarendon Partners shall pay to the Vendor at Completion the consideration specified in clause 3.2.
5.   Warranties
5.1 Subject to clause 5.2 each of Mr Clark, Mr Turner and the Company hereby severally warrant to the Vendor as follows:-
   (a) that the audited financial statements of the Company for the period ending on the Accounts Date and which are attached at schedule I do fairly represent the financial position of the Company as at the Accounts Date and the result of its operations to that date and have been compiled in accordance with generally accepted accounting principles in the United Kingdom;

     (b) that the budget of the Company and its subsidiaries for the financial year ending on December 31st 1994 attached at schedule II, which has been prepared on the assumption that:

          (i) no further financial commitment will be made to Teletext and no commitment made to Delta and that no repayment of capital, dividend or other distribution by Teletext or Delta will be received by the Company (or any of its subsidiaries); and

          (ii) no new investments will be made by the Company (or any of its subsidiaries) in businesses or companies or in any new assets of material significance relative to the Company and its subsidiaries represented at the Accounts Date a reasonable estimate of the projected performance of the existing businesses of the Company and its subsidiaries during 1994 based on the assumptions referred to above;

   (c) that we believe in good faith that the value of the Company and its subsidiaries:
          (i) excluding the value of any investment in shares in Teletext at the date hereof and the repayment of capital received by the Company from Teletext on or around 20th March 1994;

          (ii) excluding the value of the Company's indirect investment in shares in Delta;

          (iii) assuming repayment of the loan made by ALP to Carousel Limited of L650,000 plus interest and the amount of any other facilities (including any amount paid by ALP as a consequent of any guarantee provided by ALP) which may or may have been provided to the Company or any of its subsidiaries by ALP after the Accounts Date but which have not been utilized as described in (iv) below;
     (iv) excluding the value of any assets (which for the avoidance of doubt shall include TV programs, film, video and other productions) or businesses which may be or have been acquired, developed or created by the Company or any of its subsidiaries at any time after the Accounts Date;


     (v) excluding any amount of rent which may be due by Pavilion Limited to their landlords but which may be forgiven up to an amount of L128,000; and

     (vi) excluding the effect on the Company and its subsidiaries or any of them of any event, matter or thing which has happened since the Accounts Date including without limitation, the successful application by Talk Radio UK Limited for the Independent National Radio Channel 3 franchise and the consequent publicity for the Company and its subsidiaries at the Accounts Date and at all times up to and including the 30th September 1995 will not exceed the sum of L603,180, being the amount of capital contributed by ALP to the Company as at the Account Date. For the avoidance of doubt this amount excludes the facilities used to acquire shares in Teletext which facilities were provided by ALP by way of loan.

(d) that we believe in good faith that the post tax profits of the Company and its subsidiaries (excluding any repayment of capital, dividend or distribution received from Teletext or Delta and any other income received (or payments made) from any of the assets, facilities, investments or matters referred to in sub-clause (c) above) to 30th September 1995 would be insufficient to repay to ALP the sum of L603,180;

(e) that the Company's investment in shares in Delta (via its wholly owned subsidiary MediaVentures International
     Limited) took place on 14th January 1994;

(f) that at the date hereof the Company beneficially owns 250,000 ordinary shares of L1 each in the capital of Teletext and 100,000 8% cumulative redeemable preference shares of L1 each which shares represent at the date hereof 10% of the issued share capital of Teletext;


(g) that at the date hereof the 150 ordinary shares of 10p each in the capital of MVT registered in the name of MLMOP represent 13.8% of the issued ordinary shares in MVT and the only other shares in MVT in issue are 100 Redeemable Preference Shares of L1 having the rights set out in the Articles (the relevant articles being attached at schedule III).

5.2  Subject to clause 6:
     (a) The aggregate liability of the Clarendon Partners under this clause 5.1(a)-(d) shall not exceed the sum of L15,000.
     (b) The liability of the Company under clause 5.1(a)-(d) shall not exceed L100,000.
5.3 No claim may be made against the Clarendon Partners or either of them or the Company (as the case may be) under this Agreement unless notice in writing of the claim including details of the basis of the claim and the amount of the claim has been received by the Clarendon Partners or the Company (as the case may be) before the second anniversary of the date of this Agreement.
6.   Liability of the Company pursuant to Clause 5
6.1 ALP and the Clarendon Partners have been advised that payment by the Company of any amount due from the Company under Clause 5 would constitute unlawful financial assistance pursuant to S.151 Companies Act 1985 if the directors of the Company considered it necessary, in their reasonable opinion, at the date of this Agreement to make provision for any contingent liability under clause 5 in its accounts, which payment exceeded 1% of the net assets of the Company at that time. The directors of the Company, in consultation with their auditors consider that no such provision is necessary.
6.2 However, as further comfort to the Company in giving the warranties contained in clause 5, ALP and the Clarendon Partners have agreed with the Company as follows:

     (i) in the event that any payment is due by the Company under clause 5 in excess of 1% of its net assets at the date of this Agreement (or such other amount as may, be determined by senior corporate counsel on request by the Company) ("the lawful amount"), each of ALP and the Clarendon Partners agree that on the request of the Company they will (whether in their capacity as shareholders or directors of the Company) so far as may be in their power and as soon as reasonably practicable thereafter comply with the provisions of S.155-158 Companies Act 1985 so that as much of any payment due from the Company pursuant to clause 5 as is lawfully possible may be made out of distributable profits of the Company; and

     (ii) in the event that the amount of the Company's payment pursuant to clause 5 exceeds the aggregate of the lawful amount and the amount of the distributable profits of the Company then available and used for such purpose ("the Shortfall"), the Clarendon Partners undertake to the Company that they will on demand pay to the Company as a gift the amount of the Shortfall.

7.   Waiver of Pre-emption Rights

     Each of the Vendor and the Purchasers hereby irrevocably waive (and will procure the waiver by any nominee of) all and any rights of pre-emption to which any of them (or any nominee) may be entitled under the articles of association of the Company, by agreement, by statute or otherwise in respect of any transfer of the Sale Shares contemplated by this Agreement.
8.   English Law
     This Agreement shall be governed by and construed in accordance with English law and the parties hereby submit to the non-exclusive jurisdiction of the English Courts.
AS WITNESS the hands of the parties' representatives on the date stated above


SIGNED by               )
for and on behalf of    )
ML MEDIA OPPORTUNITY    )/s/ I. Martin Pompadur
PARTNERS LP             )




SIGNED by               )
for and on behalf of    )/s/ Au L. Sertn
ALP ENTERPRISES INC     )




SIGNED by               )
PETER CLARK             )/s/ Peter A. Clark




SIGNED by               )
CHRISTOPHER TURNER      )/s/ Christopher Turner




SIGNED by               )
for and on behalf of    )/s/ Peter A. Clark
EUROPEAN MEDIA PARTNERS )
LIMITED   )

                           SCHEDULE I
                     Audited Accounts of EMP

                           SCHEDULE II

              Budget for year to December 31ST

                          1994 SCHEDULE III

      Rights attaching to the Redeemable Preference Shares

The rights attaching to the Redeemable Preference Shares are as follows:


(A) The Redeemable Preference Shares shall have no right to dividends.


(B) The Redeemable Preference Shares shall on winding up or other repayment of capital entitle the holders to have the assets of the Company available for distribution among the members applied, in priority to any other class of shares, in paying to them pari passu the capital paid on such shares.


(C) The Redeemable Preference Shares shall not confer the right to any further or other participation in the profits or assets of the Company.
(D) The Redeemable Preference Shares shall entitle the holders to receive notice of but not to
      (a) vote at any general meeting upon any resolution (other than a resolution which varies or is deemed to vary the rights attached to the Redeemable Preference Shares; or

     (b) attend at any general meeting unless the business of the meeting includes the consideration of a resolution upon which the holders of the Redeemable Preference
           Shares are entitled to vote.

(E) subject to the provisions of the Act the Company may redeem the Redeemable Preference Shares (in whole or in part) at any time during the period commencing on 1st January 1996 and ending on 31st December 2000 and shall redeem any Redeemable Preference Shares then in issue on 31st December 2000 and on redemption the following shall apply:

     (i)  the Company shall redeem the Redeemable Preference
           Shares at par;
     (ii) the Company shall give to the relevant holders notice in writing not less than 30 days prior to any date fixed by the Company for redemption of the Redeemable Preference Shares and the notice shall fix a time and place which shall be the registered office or principal place of business of the Company in the United Kingdom for such redemption;
     (iii)at the time and place so fixed each holder of Redeemable Preference Shares shall be bound to surrender the certificate or certificates for the Redeemable Preference Shares so held or an indemnity in respect thereof in such terms as the Company may reasonably require and upon such surrender the Company shall pay to each holder the amount due in respect of such redemption and in the case of a partial redemption issue a new certificate for the Redeemable Preference Shares not redeemed;
    (iv) if any holder of Redeemable Preference Shares shall fail or refuse to surrender the certificate or certificates for such Redeemable Preference Shares or shall fail or refuse to accept the redemption monies payable in respect thereof the monies payable to such holder shall be set aside and held by the Company in trust for such holder but without interest or further obligation whatsoever;

     (v) no Redeemable Preference Shares redeemed by the Company shall be capable of re-issue. Upon redemption of any Redeemable Preference Shares the directors may convert the authorized preference share capital created as a consequence of such redemption into shares of any other class of share capital into which the authorized share capital of the Company is or may at that time be divided of a like nominal amount (as nearly as may be) as the shares of such class then in issue or into unclassified shares of the same nominal amount as the Redeemable Preference Shares.

(F) Any redemption of the Redeemable Preference Shares may be effected out of the accumulated profits of the Company, out of the proceeds of a fresh issue of shares made for the purpose of such redemption or in any other manner resolved by the Directors and for the time being permitted by law.